Exhibit 99.1

Gladstone Investment Announces Appointment of New Chief Financial Officer and Treasurer and Monthly Cash Distributions for July, August and September, 2015

MCLEAN, Va., July 14, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the "Company") announced today that its board of directors appointed Julia Ryan, the Company's current Chief Accounting Officer, as the Chief Financial Officer and Treasurer. Melissa Morrison, the former Chief Financial Officer and Treasurer of the Company, will continue to serve as the Chief Financial Officer and Treasurer of Gladstone Capital Corporation ("Gladstone Capital"), an affiliate of the Company. This transition plan has been in the works since Ms. Ryan was appointed Chief Accounting Officer in April 2015 to allow Ms. Morrison to focus her attention on Gladstone Capital. Ms. Morrison will continue to be a resource for Ms. Ryan regarding matters impacting the Company.

Ms. Ryan, age 34, has served as the Company's Chief Accounting Officer since April 2015. Prior to that time, she served as Senior Manager – Assurance Services at KPMG, LLP, where she worked from 2004 to 2015. In this role, Ms. Ryan primarily provided services to public companies in the asset management and real estate industries.

Also on July 14, 2014, the board of directors of the Company declared the following monthly cash distributions:

Regular Monthly Cash Distributions:

Common Stock: $0.0625 per share of common stock for each of July, August and September, 2015, payable per the following table. The Company has paid 120 consecutive monthly cash distributions on its common stock.

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 22	July 24	August 4	$ 0.0625
August 18	August 20	August 31	$ 0.0625
September 17	September 21	September 30	$ 0.0625
Total for the Quarter:			$ 0.1875

Series A Term Preferred Stock: $0.1484375 per share of the Company's 7.125% Series A Cumulative Term Preferred Stock ("Series A Term Preferred Stock") for each of July, August and September, 2015, payable per the following table. The Series A Term Preferred Stock trades on the NASDAQ under the symbol "GAINP."

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 22	July 24	August 4	$ 0.1484375
August 18	August 20	August 31	$ 0.1484375
September 17	September 21	September 30	$ 0.1484375
Total for the Quarter:			$ 0.4453125

Series B Term Preferred Stock: $0.140625 per share of the Company's 6.75% Series B Cumulative Term Preferred Stock ("Series B Term Preferred Stock") for each of July, August and September, 2015, payable per the following table. The Series B Term Preferred Stock trades on the NASDAQ under the symbol "GAINO."

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 22	July 24	August 4	$ 0.140625
August 18	August 20	August 31	$ 0.140625
September 17	September 21	September 30	$ 0.140625
Total for the Quarter:			$ 0.421875

Series C Term Preferred Stock: approximately $0.135417 per share of the Company's 6.50% Series C Cumulative Term Preferred Stock ("Series C Term Preferred Stock") for each of July, August and September, 2015, payable per the following table. The Series C Term Preferred Stock trades on the NASDAQ under the symbol "GAINN."

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
July 22	July 24	August 4	$ 0.135417
August 18	August 20	August 31	$ 0.135417
September 17	September 21	September 30	$ 0.135417
Total for the Quarter:			$0.406250

The Company offers a dividend reinvestment plan (the "DRIP") to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

CONTACT: For further information:
         Gladstone Investment Corporation, +1-703-287-5893